December 1, 2016

TO:	All Stockholders (Addressed Individually)
SUBJECT:	Report from the President

At the Bank

FHLBNY Awards 2016 AHP Grants

Throughout 2016, we have focused on being a reliable partner for our members in order to help you support the communities we all serve. And so it is fitting that, as we begin the final month of 2016, we announce this year’s round of Affordable Housing Program grants. This year, we are proud to award $32.6 million in grants to 39 affordable housing initiatives across our District and beyond. This grant funding will help create or rehabilitate 3,128 units of affordable housing – more than 3,000 of which are units of affordable rental housing, and more than 2,100 of which are units dedicated to very low-income households. The benefit to the community does not end there – we anticipate that these initiatives will generate more than $650 million in development expenditures, driving growth throughout the communities in which these homes are built.

The grants we announce this year are part of a commitment to affordable housing that spans more than 25 years. Since the Affordable Housing Program was created by Congress in 1989, we have used it to support 1,485 projects with more than $545 million in grants, helping to create or preserve more than 67,000 units of affordable housing and generating an estimated $10 billion in total development costs.

The AHP is certainly central to our mission, but it also reflects our overall performance. After all, the grants are funded with 10 percent of our annual income. The better we are able to meet our members’ needs during the year, the better we perform and the more funding we are able to provide to the AHP. This is why we believe that the importance of the AHP is not limited to the number of grants or amount of dollars awarded in a given year; it instead reflects the long-term commitment of our entire cooperative of 325 members to serving their communities.

FHLBNY Announces Third Quarter Dividend

Our quarterly dividend is another reflection of our performance. Our strong performance in 2016 continued in the third quarter, and, on November 17, your Board of Directors approved a 5.00 percent (annualized) dividend for the quarter. On November 18, we distributed approximately $72 million to our members, an attractive return on the investment you have made in our cooperative.

As we close out 2016 and begin to focus on the New Year, I hope you will continue to invest in our franchise. Whether through utilizing the AHP and our other Community Investment Programs, or through taking advantage of the daily availability of our advances, your partnership with the Home Loan Bank strengthens the communities in which we live and work.

My colleagues and I wish you all the best this holiday season, and look forward to working with you to help ensure a strong close to 2016 and a successful 2017.

Sincerely,

José R. González
President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.